Exhibit 16

Tel:  886 2 2757 8888
Fax: 886 2 2757 6050
www.ey.com/tw

安永聯合會計師事務所

11012 台北市基隆路一段333號9樓

9F, No. 333, Sec. 1, Keelung Road

Taipei City, Taiwan, R.O.C.

April 27, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of the Annual Report on Form 20-F for the year ended December 31, 2017 of Asia Pacific Wire & Cable Corporation Limited and are in agreement with the statements contained in the first, second, third, fourth and fifth paragraphs in page 74 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young

A member firm of Ernst & Young Global Limited